Exhibit 10.1

TERMINATION AND FUTURE SHARING AGREEMENT

This TERMINATION AND FUTURE SHARING AGREEMENT (this “Agreement”) is entered into as of September 30, 2015, by and among WLR-Greenbrier Rail Inc., a Delaware corporation (the “Company”) and Greenbrier Leasing Company LLC, an Oregon limited liability company (“GLC”). Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Railcar Purchase Agreement (as defined below).

Background

WHEREAS, GLC and the Company are party to the following agreements: Syndication Agreement dated April 29, 2010, Advisory Services Agreement dated April 29, 2010, Letter Agreement regarding Participation in Line of Credit Agreement dated April 29, 2010, and a Contract Placement Agreement dated April 29, 2010 (the “Prior Agreements”); and

WHEREAS, in connection with GLC’s purchase of that certain railcar lease fleet (the “Lease Fleet”) from WL Ross-Greenbrier Rail I LLC (“Rail I”), an affiliate of the Company, pursuant to a Railcar Purchase Agreement dated of even date herewith (the “Railcar Purchase Agreement”), the parties desire to terminate each of the Prior Agreements and enter into this Agreement, in part, as an inducement (i) for Rail I to enter into the Railcar Purchase Agreement, and to consummate the transactions contemplated therein, and (ii) for the Company and its affiliates to cooperate in the performance of the transactions contemplated by the Payoff Agreement, and the remarketing of the Lease Fleet.

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Termination. The parties agree that at the Closing, each of the Prior Agreements shall be terminated automatically without any further action by either party, provided, that, all provisions of each of the Prior Agreements that expressly or by their nature provide for rights, obligations, or remedies that extend beyond termination of the Prior Agreement shall survive and remain in full force and effect.

2. Fee. At the Closing, GLC shall pay the Company a fee of $1,000,000, which fee and all amounts allocated to the Company and any of its affiliates pursuant to the first paragraph of Section 4 subparagraph (iii) below from the Citizens Accounts (as defined below), the Company agrees shall be retained in the Company and available to Rail I to satisfy any obligations owed to GLC under the Railcar Purchase Agreement by Rail I until December 15, 2016. Such fee is in exchange for the Company:

(a) Terminating the Prior Agreements;

(b) Causing Rail I to enter into the Railcar Purchase Agreement and consummate the transactions contemplated thereby; and

(c) Agreeing to maintain the existence of Rail I until December 15, 2016 and the other covenants set forth below.

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3. Future Distributions.

As further consideration of the Company’s obligations under Section 2(a)-(d) above, GLC shall also make distributions to the Company as contemplated and set forth under Section 3(c) of Exhibit A attached hereto (the “Future Distributions”).

4. Covenants.

The Company covenants and agrees to (i) maintain its existence and that of Rail I until December 15, 2016; (ii) to cooperate with GLC in the remarketing and sale of the Lease Fleet following the Closing; and (iii) to work together with GLC in good faith, and cause its affiliates to work with GLC in good faith, to reconcile and properly allocate and distribute to the appropriate parties as may be mutually agreed the funds in each of the Citizens Bank of MA accounts set forth on Exhibit B (collectively, the “Citizen Accounts”) within five days of Closing.

GLC agrees to promptly provide notice to the Company of the occurrence of any Lease Fleet Event and, within 10 business days of the end of each calendar month, provide notice and reasonable supporting details of the receipt and calculation, as applicable, of all Lease Income, Residual Income, Transaction Income and related Fleet Reserves and Distributable Cash.

GLC also agrees to reimburse the Company promptly upon demand for all incremental necessary corporate services, accounting, audit and other out-of-pocket costs and expenses of maintaining its existence and the existence of Rail I, Holdings and the Accounts from December 15, 2015 through December 15, 2016.

5. Indemnification.

(a) Indemnification. Each party (“Indemnifying Party”) agrees to indemnify and hold harmless the other party and such party’s affiliates and its and their respective principals, officers, directors, shareholders, partners, members, managers and employees (each, an “Indemnified Party”) from and against, and to pay or reimburse any such Indemnified Party for, any and all actions, claims, demands, proceedings, investigations, inquiries, liabilities, obligations, fines, deficiencies, costs, expenses, royalties, losses and damages (whether or not resulting from third party claims) related to or arising out the Indemnifying Party’s Covered Acts, and to reimburse such Indemnified Party for out-of-pocket expenses (including reasonable and documented legal and accounting fees) incurred by it in connection with, or relating to investigating, preparing to defend or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of, or in connection with, the Indemnifying Party’s Covered Acts (whether or not such Indemnified Party is a named party in such proceeding); provided, however, that no party shall be responsible under this Section 5(a) for any claims, liabilities, losses, damages or expenses to the extent that they are agreed by the Indemnifying Party and such Indemnified Party, or finally determined in arbitration or judicially (without right of further appeal), to result from actions taken by such Indemnified Party due to such Indemnified Party’s gross negligence, willful misconduct, bad faith or knowing violation of applicable law. “Covered Acts” only includes breach of this Agreement, gross negligence, willful misconduct, bad faith or knowing violation of applicable law.

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(b) Limitation on Liability. In no event will any party to this Agreement be liable under this Agreement for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise), unless such damages are owed and paid by such party to a third party.

(c) Contribution. If and to the extent that the indemnification provided for in Section 5(a) is not enforceable for any reason, the applicable Indemnifying Party agrees to make the maximum contribution possible pursuant to applicable law to the payment and satisfaction of any actions, claims, liabilities, losses and damages incurred by an Indemnified Party for which such Indemnified Party would have otherwise been entitled to be indemnified hereunder.

6. Waiver and Release. Each of GLC and the Company hereby waive and release any and all claims, counterclaims, debts, liabilities, demands, obligations, actions, and causes of action, known or unknown, vested or contingent, of every nature and kind, that either may now have or may have had against the other, or any of their affiliates, and their and their affiliates’ respective past, present, and future officers, directors, shareholders, members, managers, employees, successors, and assigns (the “Released Parties”), that may have arisen or accrued through the date of this Agreement, and upon Closing and through the closing date thereunder, whether arising under or relating to the Prior Agreements or otherwise, and forever release and discharge the Released Parties from any and all claims, suits or causes of action they may have against any of them as of the date of this Agreement, and upon the Closing through the closing date thereunder, whether arising under or relating to the Prior Agreements or otherwise. Notwithstanding anything to the contrary in this Section 6 the releases provided above shall not apply to any rights or obligations arising out of or related to this Agreement, the Railcar Purchase Agreement or any rights and obligations set forth in the Prior Agreements that by their terms survive the expiration or termination of the Prior Agreements as more fully described in Section 1 above. Each of WL Ross-Greenbrier Rail Holdings I LLC (“Holdings”) and the Company hereby waive and release any and all claims, counterclaims, debts, liabilities, demands, obligations, actions, and causes of action, known or unknown, vested or contingent, of every nature and kind, that either may now have or may have had against the Lease Fleet, that may have arisen or accrued through the date of this Agreement, and upon Closing and through the closing date thereunder, whether arising under or relating to the Subordinated Loan Agreement dated April 27, 2010 between Rail I and Holdings, or otherwise.

7.	Miscellaneous.

(a) Confidentiality. The terms and conditions of this Agreement are confidential, and except as otherwise required by law, or disclosure in any filing required of such party or such party’s affiliate with any securities commission or other regulatory agency or as may be required by the securities listing requirements applicable to such party or such party’s affiliates, neither party shall disclose this Agreement or any portion hereof to any person other than its legal counsel, investors, affiliates, advisors and accountants without prior written consent of the other party.

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(b) Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered as evidenced by a signed receipt, (ii) 3 business days after being mailed by first class mail, certified with return receipt requested, or (iii) upon actual receipt if delivered by a reputable overnight courier for next business day delivery, to the following addresses (or such other address as is specified in writing):

Greenbrier Leasing Company LLC

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attn: General Counsel

WLR-Greenbrier Rail Inc.

1166 Avenue of the Americas

New York, New York 10036

Attn: Wendy L. Teramoto

(c) Entire Agreement; Amendment and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may not be amended or revised except by a writing signed by GLC and the Company.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns but may not be assigned (and no duties may be delegated) by any party without the prior written consent of the other party hereto; provided that the Company may assign any of its rights to receive payments hereunder to any of its affiliates (including related funds or investors) upon prior written notice to GLC and provided that the Company shall at all times remain liable hereunder notwithstanding such assignment, including, without limitation, remaining liable for any indemnification hereunder.

(e) Governing Law; Venue. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).

(f) Waiver of Jury Trial. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Agreement or any transaction contemplated hereby.

(g) Survival. The obligations under this Agreement shall survive until fully performed and with respect to indemnification obligations, shall survive until the expiration of the statute of limitations for any claims that may be made thereunder.

(i) Counterparts. This Agreement may be signed and delivered in multiple counterparts (including delivery by means of facsimile), each of which shall be deemed an original but which together shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Advisory Services Agreement as of the date first above written.

WLR-GREENBRIER RAIL INC.

By: /s/ Wendy Teramoto Name: Wendy Teramoto Title: Vice President

GREENBRIER LEASING COMPANY LLC

By: /s/ Larry Stanley Name: Larry D. Stanley Title: Vice President

SIGNATURE PAGE—TERMINATION AGREEMENT

EXHIBIT A

Future Distributions

1)	Certain Definitions.

a)	“Distributable Cash” means Lease Income, Residual Income, and Transaction Income.

b)	“Fleet Reserve” means a reserve amount equal to GLC’s good faith estimate of unpaid trailing expenses for the Lease Fleet.

c)	“Lease Fleet Event” shall mean the sale or other transfer of any ownership interests by GLC in the Lease Fleet to unaffiliated third parties.

d)	“Lease Income” means the cash payments received by GLC or its affiliates made by lessees pursuant to leases under the Lease Fleet (including pre-Closing Lease Income which includes amounts in the Accounts at Closing) (i) less out-of-pocket expenses (including pre-Closing trailing expenses and any interest expense associated with GLC’s borrowing in connection with its purchase of the Lease Fleet) reasonably incurred by GLC or its affiliates in maintaining the Lease Fleet, and (ii) less any Fleet Reserve.

e)	“Payment Date” is the date when GLC makes a distribution of Distributable Cash in accordance with Section 2 of this Exhibit A.

f)	“Residual Income” means any amounts remaining in the Fleet Reserve after all trailing expenses have been paid, once finally determined by GLC, provided in the case of any Lease Fleet Event, within two weeks of any Lease Fleet Event, GLC shall provide a calculation of any amounts to remain in the Fleet Reserve with respect to such assets sold and an estimated time when any amount remaining in such Fleet Reserve will convert to Residual Income.

g)	“Transaction Income” means the cash consideration received by GLC in a Lease Fleet Event (i) less the documented out-of-pocket transaction costs of such Lease Fleet Event and (i) less any Fleet Reserve.

2)	Timing of Cash Distributions.

a)	GLC will distribute Transaction Income within two business days following its receipt of cash consideration, in connection with each closing of a Lease Fleet Event.

b)	GLC will distribute Lease Income within ten business days following the end of each calendar month.

c)	GLC will distribute the Residual Income within ten days following GLC’s final determination of the Residual Income, if any.

3)	On each Payment Date, GLC shall pay to the Company, or retain for itself, Distributable Cash in the following priority and amounts:

a)	First, GLC shall retain an amount, that when taken together with all prior amounts retained by GLC pursuant to this clause First, is equal to: (i) the purchase price paid by GLC for the Lease Fleet at the Closing (the “Purchase Price”), (ii) plus the documented out-of-pocket expenses and closing costs incurred by GLC in connection with its purchase of the Lease Fleet, the dollar amount which shall be provided by GLC to the Company no later October 31, 2015, (iii) plus $1 million,

EXHIBIT A	1

b)	Second, GLC shall retain an amount, taken together with all prior amounts distributed pursuant to this clause Second, that would yield GLC a 25% pre-tax internal annual rate of return on the total of (i) the Purchase Price, (ii) less amounts borrowed to pay the Purchase Price, (iii) plus $1 million, (iv) plus the documented out-of-pocket expenses and closing costs incurred by GLC in connection with its purchase of the Lease Fleet, the dollar amount which shall be provided by GLC to the Company no later October 31, 2015;

c)	Third, GLC shall pay the Company 75% of and retain 25% of the balance of the Distributable Cash until both (i) the amounts received by Company returns to the Company its original equity investment in Rail I of $18,148,627.50 (the “Original Equity Investment”) plus amounts that yield the Company a pre-tax internal annual rate of return of 20% on the Original Equity Investment since the Closing and (ii) the amounts received by GLC under this subsection returns to GLC its original investment in Rail I of $6,049,542.50 (the “GLC Original Investment”) plus amounts that yield GLC a pre-tax internal rate of return of 20% on the GLC Original Investment; and

d)	Fourth, GLC shall retain 100% of all Distributable Cash thereafter.

4)	Example calculations of selected provisions under this Exhibit A are attached hereto as Exhibit A-1.

EXHIBIT A	2